Exhibit 99.1

Acacia Research Announces Changes to Board of Directors

NEWPORT BEACH, July 31, 2018 - Acacia Research Corporation (NASDAQ: ACTG) (the “Company”) announced today that William S. Anderson and Paul Falzone have resigned from the Board of Directors (the “Board”), effective July 25, 2018. The Company has determined that Mr. Anderson did not meet the minimum director attendance requirement for Board of Director and committee meetings held during 2017. Under the Company’s governance policies, the Company requested repayment of, and Mr. Anderson promptly remitted, a pro rata amount of Mr. Anderson’s 2017 monthly director fees.

Newly elected directors Clifford Press and Al Tobia said: “The Acacia Board is committed to cutting operating costs to protect stockholder capital and seeking highly-credentialed, independent directors with demonstrated governance and investment skills.”

ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (NASDAQ:ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner.

Information about Acacia and its subsidiaries is available at www.acaciaresearch.com.

Contacts

Investors:
Acacia Research Corporation
Clayton Haynes, 949-480-8316
chaynes@acaciares.com

Media:
Sloane & Company
Joe Germani / Kristen Duarte, 212-486-9500
jgermani@sloanepr.com / kduarte@sloanepr.com